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                                                                     Exhibit 3.3

                           THE COMPANIES ACT, CAP. 50

                            COMPANY LIMITED BY SHARES

                            MEMORANDUM OF ASSOCIATION

                                       OF

                             INFINITI SOLUTIONS LTD

                   (Incorporated in the Republic of Singapore)



1.   The name of the Company is INFINITI SOLUTIONS LTD                      Name

2.   The registered office of the Company will be situated in the         Office
     Republic of Singapore

3.   The objects for which the Company is established are:-              Objects

     (a) To carry on business as manufacturers, sellers, buyers, importers, exporters, retailers, wholesalers, developers, assemblers, suppliers, distributors, designers, maintainers, repairers, installers and dealers in semiconductor, precision equipment, electrical and electronics products, apparatus, appliances, instruments, parts, accessories and components of all kinds and descriptions; except that the manufacturing of semiconductors would be carried out outside of Singapore.

     (b) To inspect, examine or test all kinds of semiconductors, components, materials, industrial products and fabrications, as well as such articles with a view to evaluating their quality, serviceability and other characteristics and report thereon, and for this purpose establish such laboratories and other facilities as the Company may think fit, except that such facility be established outside of Singapore.

     (c) To design, invent, develop, modify, adapt, alter, improve and apply any object, article, device appliance, utensil or product for any use or purpose whatsoever.

     (d) To carry on research and development work and experiments in relation to any new materials or substance or the application of any chemical or other process to any material or substance.

     (e) To develop and turn to account any land acquired by or in which the Company is interested, and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, furnishing, fitting up and improving building, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement, and by advancing money to and entering into contract and arrangements of all kinds with builders, tenants and others.
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     (f)   To purchase or otherwise acquire for investments lands, houses, theatres, buildings, plantations, and immovable property of any description or any interest therein.

     (g) To purchase establish and carry on business as general merchants, manufacturers, importers, exporters, commission agents, del credere agents, removers, packers, storers, storekeepers, factors and manufacturers of an dealers in foreign and local produce, manufactured goods, materials and general merchandise and to import, buy, prepare, manufacture, render marketable, sell barter, exchange, pledge, charge, make advances on and otherwise deal in or turn to account, produce goods, materials and merchandise generally either in their prepared, manufactured or raw state and to undertake, carry on and execute all kinds of commercial trading and other manufacturing operations and all business whether wholesale or retail usually carried on by Eastern merchants.

     (h) To buy, sell, manufacture, repair, alter, improve, exchange, let out on hire, import, export and deal in all works, plant, machinery, tools, utensils, appliances, apparatus, products, materials, substances, articles and things capable of being used in any business which this company is competent to carry on or required by any customers of or persons having dealings with the company or commonly dealt in by persons engaged in any such business or which may seem capable of being profitably dealt with in connection therewith and to manufacture, experiment with, render, marketable and deal in all products of residual and by-products incidental to or obtained in any of the businesses carried on by the company.

     (i) To purchase or otherwise acquire and hold and charter ships and vessels of all kinds.

     (j) To purchase take on lease or in exchange hire or otherwise acquire any real or personal property licences rights or privileges which the company may think necessary or convenient for the purpose of its business and to construct, maintain and alter any buildings or works necessary or convenient for the purposes of the company.

     (k) To purchase or otherwise acquire, issue, re-issue, sell, place shares, stocks, bonds, debentures and securities of all kinds.

     (l) To apply for purchase or otherwise acquire any patents, brevets d'invention, licences, concessions and the like, conferring any exclusive or non-exclusive or limited right to use or any secret or other information as to any invention or preparation which may seem capable of being used for any of the purposes of the company or the acquisition of which may seem calculated directly or indirectly to benefit the company and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property rights or information so acquired.

     (m) To erect, construct, lay down, enlarge, alter and maintain any roads, railways, tramways, sidings, bridges, reservoirs, ship building yards, shops, stores, factories, building works, plant and machinery necessary or convenient for the company's business and to contribute to or subsidise the erection, construction and maintenance of any of the above.
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     (n)  To borrow or raise or secure the payment of money for the purposes of or in connection with the company's business, and for the purposes of or in connection with the borrowing or raising of money by the company to become a member of any building society.

     (o) To mortgage and charge the undertaking of all or any of the real and personal property and assets, present or future, an all or any of the uncalled capital for the time being of the company, and to issue at par or at a premium or discount, and for such consideration and with and subject to such rights, powers, privileges, and conditions as may be thought fit, debentures or debenture stock, either permanent or redeemable or repayable, and collaterally or further to secure any securities of the company by a trust deed or other assurance.

     (p) To issue and deposit any securities which the company has power to issue by way of mortgage to secure any sum less than the nominal amount of such securities, and also by way of security for the performance of any contracts or obligations of the company or of its customers or other persons or corporations having dealings with the company, or in whose business or undertakings the company is interested, whether directly or indirectly.

     (q)  To guarantee the obligations and contracts of customers and others.

     (r) To make advances to customers and others with or without security, and upon such terms as the company may approve.

     (s) To grant pensions, allowances, gratuities and bonuses to officers, ex-officers, employees or ex-employees of the company or its predecessors in business or the dependants or connections of such persons, to establish and maintain or concur in establishing and maintaining trusts, funds or schemes (whether contributory or non-contributory) with a view to provide pension or other benefits for any such persons as aforesaid, their dependants or connections, and to support or subscribe to any charitable funds or institutions the support of which may, in the opinion of the directors, be calculated directly or indirectly to benefit the company or its employees, and to institute and maintain any other establishment or profit-sharing scheme calculated to advance the interests of company or its officers or employees.

     (t) To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments.

     (u) To invest and deal with the monies of the company not immediately required for the purposes of its business in or upon such investments or securities and in such manner as may from time to time be determined.
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     (v)  To pay for any property or rights acquired by the company, either in cash or fully or partly paid-up shares, with or without preferred or deferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or by any securities which the company has power to issue, or partly in one mode and partly in another, and generally on such terms as the company may determine.

     (w) To accept payment for any property or rights sold or otherwise disposed of by the company, either in cash, by instalments or otherwise, or in fully or partly paid-up shares of any company or corporation, with or without deferred or preferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or in debentures or mortgage debentures or debenture stock, mortgages, or other securities of any company or corporation, or partly in one mode and partly in another, and generally on such terms as the company may determine, and to hold, dispose of any shares, stock or securities so acquired.

     (x) To enter into any partnership or join-purse arrangement or arrangement for sharing profits, union of interests or co-operation with any company, firm or person carrying on or proposing to carry on any business within the objects of this company, and to acquire and hold, sell, dispose of shares, stock or securities of any such company, and to guarantee the contracts or liabilities of, or the payment of the dividends, interest or capital of any shares, stock or securities of and to subsidise or otherwise assist any such company.

     (y)  To make donations for patriotic or for charitable purposes.

     (z) To transact any lawful business in aid of the Republic of Singapore in the prosecution of any war in which the Republic of Singapore is engaged.

     (aa) To establish or promote or concur in establishing or promoting any other company whose objects shall include the acquisition and taking over of all or any of the assets and liabilities of this company or the promotion of which shall be in any manner calculated to advance directly or indirectly the objects or interests of this company, and to acquire and hold or dispose of shares, stocks or securities of and guarantee the payment of the dividends, interest or capital of any shares, stock or securities issued by or any other obligations of any such company.

     (bb) To purchase or otherwise acquire and undertake all or any part of the business, property, assets, liabilities and transactions of any person, firm or company carrying on any business which this company is authorized to carry on.

     (cc) To sell, improve, manage, develop, turn to account, exchange, let or rent, royalty, share of profits or otherwise, grant licences, easements and other rights in or over, an in any other manner deal with or dispose of the undertaking and all or any of the property and assets for the time being of the company for such consideration as the company may think fit.
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     (dd) To amalgamate with any other company whose objects are or include objects similar to those of this company, whether by sale or purchase (for fully or partly paid-up shares or otherwise) of the undertaking, subject to the liabilities of this or any such other company as aforesaid, with or without winding up, or by sale or purchase (for fully or partly paid-up shares or otherwise) of all or a controlling interest in the shares or stock of this or any such other company as aforesaid, or by partnership, or any arrangement of the nature of partnership, or in any other manner.

     (ee) To distribute among the members in specie any property of the company, or any proceeds of sale or disposal of any property of the company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

     (ff) To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise.

     (gg) To do all such other things as are incidental or conducive to the above objects or any of them.


     AND IT IS HEREBY declared that the world "company", save when used in reference to this company in this clause shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, whether domiciled in Singapore or elsewhere. None of the sub-clauses of this clause or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, the intention being that the objects specified in each sub-clause of this clause shall except where otherwise expressed in such clause, be independent main objects and shall be in no wise limited or restricted by reference to or interference from the terms of any other sub-clause or the name of the company, but the company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world and notwithstanding that the business undertaking, property or act proposed to be transacted, acquired, dealt with or performed does not fall within the objects of the first sub-clause of this clause.

4.   The liability of the members is limited.

5. The share capital of the Company is US$4,800,000 divided into 16,000,000 Ordinary Shares of US$0.30 each. The shares in the original or any increased capital may be divided into several classes, and there may be attached thereto respectively any preferential, deferred, qualified or other special rights, privileges, conditions or restrictions as to dividends, capital, voting or otherwise.

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We, the several persons whose names, addresses and descriptions are hereunto subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the Capital of the Company set opposite to our respective names.

                                                        Number of Shares Taken
Names, Address and Descriptions of Subscribers            by each Subscriber
----------------------------------------------          ----------------------
Lim Hock Seng                                           1 (One)
127 Sunset Way
#01-01
Singapore 597156

Company Director

Francis Swee Yong Khim                                  1 (One)
57 Tavistock Avenue
Singapore 555158

Company Director

Total number of shares taken....                         2 (Two)

                         Dated this 6th day of July 2001


Witness to the above signatures:- Charanjit Singh Sahni
                                  Certified Public Accountant
                                  5001 Beach Road #07-23/24/25
                                  Golden Mile Complex
                                  Singapore 199588
                                  Tel No : 2922510 (3 lines)
                                  Fax No : 2931105